As filed with the Securities and Exchange Commission on June 3, 2013

Registration No. 333-188144

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CAMPUS CREST COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	27-2481988

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2100 Rexford Road
Suite 414
Charlotte, North Carolina 28211
(704) 496-2500

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Ted W. Rollins
Co-Chairman and Chief Executive Officer
Campus Crest Communities, Inc.
2100 Rexford Road, Suite 414
Charlotte, North Carolina 28211
(704) 496-2500

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Stuart A. Barr, Esq.
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

Campus Crest Communities, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Company’s Registration Statement on Form S-3 (File No. 333-188144) (as amended, the “Registration Statement”) solely to file an amended “Consent of KPMG LLP” as Exhibit 23.1 to the Registration Statement to incorporate by reference into the Registration Statement the reports dated February 26, 2013, of KPMG LLP relating to the combined consolidated statement of revenues and certain expenses of Copper Beech Townhome Communities Portfolio for the year ended December 31, 2012, that appear in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2013. In addition, as previously disclosed by the Company, on May 21, 2013, Lauro Gonzalez-Moreno was elected to the board of directors of the Company; accordingly, Mr. Gonzalez-Moreno has signed the signature page hereto in his capacity as a director of the Company. Other than the foregoing, there is no change to any information contained in the Registration Statement filed with the Securities and Exchange Commission on April 25, 2013. Accordingly, this Amendment consists only of the facing page, this Explanatory Note, Part II of the Registration Statement and the signature pages to the Amendment. The prospectus is unchanged and has been omitted from this Amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table is an estimate, subject to future contingencies, of the expenses to be incurred by the registrant in connection with the issuance and distribution of the securities being registered.

SEC Registration Fee	$(1)
Rating Agency Fees	(2)
Legal Fees and Expenses	(2)
Accounting Fees and Expenses	(2)
Printing and Engraving Expenses	(2)
Trustee’s Fees	(2)
Miscellaneous	(2)
Total	$(2)

(1)	In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee.

(2)	These fees and expenses are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time..

Item 15. Indemnification of Directors and Officers

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by Maryland law.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment as being material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (2) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (1) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or (2) any individual who, while a director or officer of us and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our bylaws also permit us to, with approval of our board of directors, indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of us or a predecessor of us.

In addition, we entered into indemnification agreements with each of our executive officers and directors that indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that:

If a director or executive officer is a party or is threatened to be made a party to any threatened, pending or completed proceeding, other than a derivative proceeding by or in the right of us, by reason of the director’s or executive officer’s status as a director, officer or employee of us (or, if applicable, such other enterprise at which such director or executive officer is or was serving at our request), we must indemnify the director or executive officer against all judgments, penalties, fines and amounts paid in settlement and all expenses incurred by the director or executive officer or on behalf of the director or executive officer, in connection with such proceeding, unless it is established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

If a director or executive officer is a party or is threatened to be made a party to any threatened, pending or completed derivative proceeding by or in the right of us to procure a judgment in our favor by reason of the director’s or executive officer’s status as a director or executive officer of us (or, if applicable, such other enterprise at which such director or executive officer is or was serving at our request), we must indemnify the director or executive officer for all amounts paid in settlement and all expenses incurred by him or her, or on his or her behalf, in connection with such proceeding, unless it is established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or services.

Notwithstanding, and without limiting, any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of the director’s or executive officer’s status as a director, officer or employee of us, and the director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify the director or executive officer for all expenses incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

We must pay or reimburse all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification. We must pay all indemnifiable expenses to the director or executive officer within 20 days following the date the director or executive officer submits such affirmations and evidence of the expenses to us.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement Schedules

The Exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertake that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(e)	In the event that rights or warrants are to be offered to existing security holders and any securities not taken by the security holders are to be offered to the public, the undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(f)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on this 3rd day of June, 2013.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Ted W. Rollins
Ted W. Rollins
Co-Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons, in the capacities indicated below, on this 3rd day of June, 2013.

Signature	Title

/s/ Ted W. Rollins	Co-Chairman of the Board and Chief Executive Officer
Ted W. Rollins	(principal executive officer)

/s/ Michael S. Hartnett	Co-Chairman of the Board and Chief Investment Officer
Michael S. Hartnett

/s/ Donald L. Bobbitt, Jr.	Executive Vice President and Chief Financial Officer
Donald L. Bobbitt, Jr.	(principal financial officer and principal accounting officer)

/s/ Lauro Gonzalez-Moreno	Director
Lauro Gonzalez-Moreno

*	Director
Richard S. Kahlbaugh

*	Director
Denis McGlynn

*	Director
William G. Popeo

*	Director
Daniel L. Simmons

*By:	/s/ Ted W. Rollins
Ted W. Rollins Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement.

3.1	Articles of Amendment and Restatement of Campus Crest Communities, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form S-11 (No. 333-166834) initially filed on May 14, 2010).

3.2	Bylaws of Campus Crest Communities, Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form S-11 (No. 333-166834) initially filed on May 14, 2010)

3.3*	Form of Articles Supplementary of Campus Crest Communities, Inc.

4.1	Form of Certificate of Common Stock of Campus Crest Communities, Inc. (previously filed as an exhibit to the registrant’s registration statement on Form S-11 (No. 333-166834) initially filed with the SEC on May 14, 2010 and incorporated herein by reference).

4.2*	Form of Certificate of Preferred Stock of Campus Crest Communities, Inc.

4.3**	Form of Indenture.

4.4*	Form of Debt Security.

4.5*	Form of Deposit Agreement.

4.6*	Form of Rights Agreement.

4.7*	Form of Warrant.

4.8*	Form of Warrant Agreement and Warrant Certificate.

5.1**	Opinion of Hogan Lovells US LLP regarding the legality of the securities being registered

8.1**	Opinion of Hogan Lovells US LLP regarding certain tax matters

12.1**	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013).

23.1****	Consent of KPMG LLP.

23.2**	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.3**	Consent of Hogan Lovells US LLP (included in Exhibit 8.1).

24.1**	Powers of attorney (included in signature page).

24.2****	Power of attorney for Mr. Lauro Gonzalez-Moreno

25.1***	Statement of Eligibility of Trustee on Form T-1

*	To be filed, if necessary, either by amendment to this registration statement or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference with the offering of offered securities, as appropriate.

**	Previously filed.

***	To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended

****	Filed herewith.